Exhibit 21.1
Viavi Solutions Inc.
List of Subsidiaries
as of July 1, 2017

Name of Entity		State or Other Jurisdiction of Incorporation or Organization
DOMESTIC
1	Acterna LLC	Delaware
2	Acterna WG International Holdings LLC	Delaware
3	JDSU ACQUISITION IX, LLC	Delaware
4	JDSU ACQUISITION XII, LLC	Delaware
5	JDSU Acterna Holdings LLC	Delaware
6	NI Holdings I, Inc.	Delaware
7	NI Holdings II, Inc.	Delaware
8	Optical Coating Laboratory, LLC	Delaware
9	TTC International Holdings Inc.	Delaware
INTERNATIONAL
10	Acterna France SAS	France
11	Flex Co., Ltd.	Beijing
12	JDSU Benelux B.V.	Netherlands
13	JDSU do Brasil Ltda. & Cia	Brazil
14	JDSU Holdings GmbH	Germany
15	JDSU International GmbH	Germany
16	TTC Asia Pacific Ltd.	Hong Kong
17	Viavi Solutions (Beijing) Co., Ltd.	Beijing
18	Viavi Solutions (Greater China) Limited	Hong Kong
19	Viavi Solutions (Hong Kong) Limited	Hong Kong
20	Viavi Solutions (Shenzhen) Co., Ltd.	China
21	Viavi Solutions (Suzhou) Co., Ltd.	China
22	Viavi Solutions AB	Sweden
23	Viavi Solutions Australia Pty Ltd	Australia
24	Viavi Solutions Austria GmbH	Austria
25	Viavi Solutions Canada Inc.	Canada
26	Viavi Solutions de Mexico S.A. de C.V.	Mexico
27	Viavi Solutions Deutschland GmbH	Germany
28	Viavi Solutions France SAS	France
29	Viavi Solutions Haberleşme, Test ve Ölçüm Teknolojileri Ticaret Limited Şirketi	Turkey
30	Viavi Solutions India Pvt. Ltd.	India
31	Viavi Solutions Italia S.R.L.	Italy
32	Viavi Solutions Japan K.K.	Japan
33	Viavi Solutions Korea Ltd	Korea
34	Viavi Solutions Malaysia Sdn Bhd	Malaysia
35	Viavi Solutions Polska Sp.z.o.o.	Poland
36	Viavi Solutions Schweiz AG	Switzerland
37	Viavi Solutions Singapore Pte. Ltd.	Singapore
38	Viavi Solutions Spain, S.A.	Spain
39	Viavi Solutions UK Limted	United Kingdom
40	Viavi Solutions World Holdings GmbH & Co KG	Germany